EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HEWLETT-PACKARD COMPANY,

MARS LANDING CORPORATION

and

MERCURY INTERACTIVE CORPORATION

Dated as of July 25, 2006

ARTICLE I DEFINITIONS & INTERPRETATIONS		2

1.1	Certain Definitions	2
1.2	Additional Definitions	10
1.3	Certain Interpretations	12

ARTICLE II THE OFFER		12

2.1	The Offer	12
2.2	Company Actions	16
2.3	Company Board of Directors and Committees; Section 14(f) of Exchange Act	18
2.4	50% Top-Up Option.	20
2.5	90% Top-Up Option.	21

ARTICLE III THE MERGER		21

3.1	The Merger	21
3.2	The Effective Time	22
3.3	The Closing	22
3.4	Effect of the Merger	22
3.5	Certificate of Incorporation and Bylaws	23
3.6	Directors and Officers	23
3.7	Effect on Capital Stock	23
3.8	Exchange of Certificates	25
3.9	No Further Ownership Rights in Company Common Stock	27
3.10	Lost, Stolen or Destroyed Certificates	27
3.11	Taking of Necessary Action; Further Action	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		28

4.1	Organization and Standing	28
4.2	Subsidiaries	28
4.3	Authorization	29
4.4	Capitalization	30
4.5	Non-contravention; Required Consents	31
4.6	SEC Reports	31
4.7	Financial Statements	32
4.8	Schedule 14D-9; Proxy Statement; Offer Documents	34
4.9	No Undisclosed Liabilities	35
4.10	Absence of Certain Changes	35
4.11	Material Contracts	36
4.12	Compliance with Laws	39
4.13	Permits	39
4.14	Litigation	39
4.15	Antitrust Matters	40
4.16	Taxes	40
4.17	Environmental Matters	43
4.18	Employee Benefit Plans	44

-i-

4.19	Labor Matters	47
4.20	Real Property	47
4.21	Assets; Personal Property	48
4.22	Intellectual Property	48
4.23	Insurance	52
4.24	Related Party Transactions	53
4.25	Vote Required	53
4.26	Brokers	53
4.27	Opinion of Financial Advisors	53
4.28	State Anti-Takeover Statutes	53

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		53

5.1	Organization	53
5.2	Authorization	54
5.3	Non-contravention; Required Consents	54
5.4	Offer Documents; Schedule 14D-9; Proxy Statement	55
5.5	Litigation	56
5.6	Ownership of Company Capital Stock	56
5.7	Funds	56

ARTICLE VI INTERIM CONDUCT OF BUSINESS		56

6.1	Affirmative Obligations of the Company	56
6.2	Negative Obligations of the Company	56

ARTICLE VII ADDITIONAL AGREEMENTS		60

7.1	No Solicitation	60
7.2	Company Board Recommendation	63
7.3	Company Stockholders’ Meeting; Short-Form Merger	64
7.4	Proxy Statement	65
7.5	Commercially Reasonable Efforts to Complete	65
7.6	Access	67
7.7	Notification	67
7.8	Certain Litigation	69
7.9	Confidentiality	69
7.10	Public Disclosure	69
7.11	Company Options; Company ESPP	69
7.12	Employee Matters	73
7.13	Directors’ and Officers’ Indemnification and Insurance	74
7.14	FIRPTA Certificate	76
7.15	Obligations of Merger Sub	77

ARTICLE VIII CONDITIONS TO THE MERGER		77

8.1	Conditions	77

-ii-

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		77

9.1	Termination Prior to Appointment Time	77
9.2	Termination Before or After Appointment Time and Prior to Effective Time	80
9.3	Notice of Termination; Effect of Termination	81
9.4	Fees and Expenses	81
9.5	Amendment	83
9.6	Extension; Waiver	83

ARTICLE X GENERAL PROVISIONS		83

10.1	Survival of Representations, Warranties and Covenants	83
10.2	Notices	83
10.3	Assignment	85
10.4	Entire Agreement	85
10.5	Third Party Beneficiaries	85
10.6	Severability	85
10.7	Other Remedies	86
10.8	Specific Performance	86
10.9	Governing Law	86
10.10	Consent to Jurisdiction	86
10.11	WAIVER OF JURY TRIAL	86
10.12	Counterparts	86

CONDITIONS TO THE OFFER		A-1

-iii-

INDEX OF ANNEXES

Annex A    –    Conditions to the Offer

INDEX OF EXHIBITS

Exhibit A    –    Form of Tender and Voting Agreement

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 25, 2006 by and among Hewlett-Packard Company, a Delaware corporation (“Parent”), Mars Landing Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Mercury Interactive Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub shall, as promptly as practicable, commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Company Common Stock, at a price of Fifty-Two Dollars ($52.00) per Company Share, net to the holder thereof in cash (such amount, or any different amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the Boards of Directors of Parent and Merger Sub, as well as the Company Board, has (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of their respective stockholders and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company, in their respective capacities as stockholders of the Company, have entered into Tender and Voting Agreements with Parent substantially in the form attached hereto as Exhibit A (each, a “Tender and Voting Agreement” and collectively, the “Tender and Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company or fifteen percent (15%) of the assets of one or more of the Company’s Subsidiaries that, individually or in the aggregate, would qualify as a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the SEC (in each case measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries; or (v) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

(e) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by law or other governmental action to close.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(g) “Company Board” shall mean the Board of Directors of the Company.

(h) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(i) “Company Common Stock” shall mean the Common Stock, par value $0.002 per share, of the Company.

(j) “Company ESPP” shall mean the Company’s 1998 Employee Stock Purchase Plan, as amended.

(k) “Company IP” shall mean Owned Company IP and Licensed Company IP.

(l) “Company Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole with its Subsidiaries; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) to the extent that such conditions do not have a materially disproportionate impact on the Company taken as a whole with its Subsidiaries; (ii) general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events) to the extent that such conditions do not have a materially disproportionate impact on the Company taken as a whole with its Subsidiaries relative to the industries in which the Company or any of its Subsidiaries conduct business; (iii) general market, economic or political conditions in Israel (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events); (iv) the announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the Offer and the Merger; (v) changes in GAAP, or changes in the interpretation of GAAP with respect to Tax matters or as a result of or arising from an audit review of the consolidated financial statements of the Company and its Subsidiaries, in either case pursuant to which the Company is required to change its prior accounting policies or practices; (vi) changes in any Legal Requirements; (vii) the failure to take any action as a result of any restrictions or prohibitions set forth in Article VI; (viii) any legal claims made or brought by any Company Stockholders or any former stockholders of the Company (on their own behalf or on behalf of the Company) or other Legal Proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger); or (ix) (A) actions, claims, audits, arbitrations, mediations, investigations, proceedings or other Legal Proceedings (in each case whether threatened, pending or otherwise), (B) penalties, sanctions, fines, injunctive relief, remediation or any other civil or criminal sanction (in each case whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (C) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case with respect to (A) through (C), resulting from, relating to or arising out of: (1) the Company’s restatement of its historical consolidated financial statements for the fiscal years ended December 31, 2002, 2003 and 2004 (the “Restatement”), the matters referred to in Item 9A, Note 3 or Note 19, or the Company’s pending restatement of the unaudited financial statements contained in its quarterly report on Form 10-Q for the quarter ended March 31, 2005; (2) the Company’s failure to file in a timely manner its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005, and the Quarterly Report on Form 10-Q for the quarters ended or ending March 31, June 30, and September 30, 2006; or (3) the Company’s historical stock-based compensation practices, including with respect to the grant of stock options and the purchase of Company stock by employees; the recording of, accounting for and disclosure relating to the stock option grants and Company stock purchases by employees, remedies determined by the Company’s Special Committee or Special Litigation Committee of the Company Board or the Company Board relating to the Company’s investigation of such stock-based compensation or in connection with the Restatement, and the Company’s tax practices with respect to such compensation practices, including the grant of stock options and the purchase of Company stock by employees.

(m) “Company Option Plans” shall mean the Company’s (i) Amended and Restated 1989 Stock Option Plan, (ii) 1994 Directors’ Stock Option Plan, (iii) Amended and Restated 1999 Stock Option Plan, (iv) Amended and Restated 2000 Supplemental Stock Option Plan, (v) 1996 Supplemental Stock Plan, (vi) Conduct Ltd.

(n) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

1998 Share Option Plan, (vii) Freshwater Software, Inc. 1997 Stock Plan, (viii) Performant, Inc. 2000 Stock Option/Restricted Stock Plan, (ix) Kintana, Inc. 1997 Equity Incentive Plan, (x) Chain Link Technologies Limited Company Share Option Scheme, (xi) Appilog, Inc. 2003 Stock Option Plan, (xii) Systinet Corporation 2001 Stock Option and Incentive Plan, and (xiii) any other compensatory option plans or arrangements that the Company discloses prior to the Closing Date.

(o) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.002 per share, of the Company.

(p) “Company Source Code” shall mean source code for which the Intellectual Property and Intellectual Property Rights therein are part of the Owned Company IP.

(q) “Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who are offered and timely accept employment by Parent or any Subsidiary of Parent (including, after the Appointment Time, the Company and its Subsidiaries), who continue their employment with the Company or any Subsidiary of the Company or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent (including, after the Appointment Time, the Company and its Subsidiaries).

(r) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

(s) “Delaware Law” shall mean the DGCL and any other applicable law of the State of Delaware.

(t) “DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

(u) “DOJ” shall mean the United States Department of Justice, or any successor thereto.

(v) “DOL” shall mean the United States Department of Labor, or any successor thereto.

(w) “Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the Internet.

(x) “Environmental Law” shall mean any and all applicable laws and regulations promulgated thereunder, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

(y) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(z) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(aa) “FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

(bb) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(cc) “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(dd) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

(ee) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ff) “Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information, including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; and (iv) any similar or equivalent property of any of the foregoing (as applicable).

(gg) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

(hh) “IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

(ii) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the directors of the Company, the Chief Executive Officer of the Company, any of the persons who report directly to the Chief Executive Officer of the Company, as well as the General Counsel, Chief Accounting Officer, Corporate Controller, Vice President, Tax, and Vice President, Internal Audit of the Company.

(jj) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit, arbitration, mediation, SEC “Wells” process or investigation by or before any Governmental Entity.

(kk) “Legal Requirements” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(ll) “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

(mm) “Licensed Company IP” shall mean all Intellectual Property and Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties.

(nn) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(oo) “Nasdaq” shall mean the Nasdaq National Market, or any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc., or any successor thereto.

(pp) “NYSE” shall mean the New York Stock Exchange or any successor thereto.

(qq) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Legal Requirements.

(rr) “Owned Company IP” shall mean all Intellectual Property and Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

(ss) “Parent Common Stock” shall mean the Common Stock, par value $0.01 per share, of Parent.

(tt) “Parent Material Adverse Effect” shall mean any material adverse effect on the ability of Parent or Merger Sub to consummate the Offer and the Merger prior to the Extended Termination Date.

(uu) “Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) statutory Liens existing as of the Closing Date and claimed or held by any Governmental Entity that are related to obligations that are not due or delinquent, (iv) restrictions on resale of securities imposed by applicable Legal Requirements, (v) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Entity or other statutory or public authority, (vi) Liens imposed on the underlying fee interest in leased real property and (vii) Liens (other than those securing indebtedness) that do not materially interfere with the use or operation of the property subject thereto.

(vv) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(ww) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

(xx) “SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

(yy) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(zz) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(aaa) “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal involving the acquisition of all of the outstanding voting securities of the Company (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the Company Board shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by Parent pursuant hereto) that (A) the acquiring party is reasonably capable of consummating the proposed Acquisition Transaction on the terms proposed and without unreasonable delay and (B) the proposed Acquisition Transaction would, if timely consummated in accordance with its terms, be more favorable to the holders of Company Shares (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement, including the Offer and the Merger (or any counter-offer or proposal made by Parent pursuant hereto).

(bbb) “Tax” shall mean (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(ccc) “Tax Returns” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Termination Date	7.12(a)
409A Correction	7.11(a)
409A Offer	7.11(a)
409A Penalty Tax	7.11(a)
50% Top-Up Option	2.4(a)
50% Top-Up Option Shares	2.4(a)
90% Top-Up Option	2.5(a)
90% Top-Up Option Shares	2.5(a)
Agreement	Preamble
Appointment Time	2.3(a)
Assets	4.21
Assumed Company Option	7.11(a)
Cancelled Company Option	7.11(a)
Certificate of Merger	3.2
Certificates	3.8(c)
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreements	4.19(a)
Company	Preamble
Company Acquisition Transaction	9.4(b)
Company Board Recommendation	7.2(a)
Company Board Recommendation Change	7.2(b)
Company Disclosure Schedule	Article IV Preamble
Company IP Agreements	4.22(e)
Company Products	4.22(a)
Company Securities	4.4(c)

Term	Section Reference
Company Shares	Recitals
Company Stockholders	2.1(f)
Company Stockholders’ Meeting	7.3(a)
Confidentiality Agreement	7.9
Consent	4.5(b)
Continuing Director(s)	2.3(a)
D&O Insurance	7.13(b)
Delaware Secretary of State	3.2
Dissenting Company Shares	3.7(c)
Effective Time	3.2
Employee Plans	4.18(a)
ERISA Affiliate	4.18(a)
Exchange Fund	3.8(b)
Exchange Ratio	7.11(a)
Extended Termination Date	9.1(c)
Foreign Employees	4.18(k)
Funded International Employee Plan	4.18(b)
Indemnified Parties	7.13(a)
Initial Termination Date	9.1(c)
International Employee Plans	4.18(a)
Leased Real Property	4.20(b)
Leases	4.20(b)
Material Contract	4.11(a)
Maximum Annual Premium	7.13(b)
Merger	3.1
Merger Sub	Preamble
Merger Consideration	3.7(a)
Minimum Condition	2.1(a)
Offer	Recitals
Offer Documents	2.1(f)
Offer Price	Recitals
Offer to Purchase	2.1(f)
Option Consideration	7.11(a)
Parent	Preamble
Parent Common Stock	7.11(a)
Payment Agent	3.8(a)
Proxy Statement	4.8(b)
Purchase Right	7.11(b)
Requisite Stockholder Approval	4.25
SEC Reports	4.6
Schedule 14D-9	2.2(b)
Schedule TO	2.1(f)

Term	Section Reference
SEC Reports	4.6
Selected 2005 Financial Statements	4.7(b)
Subsidiary Securities	4.2(c)
Surviving Corporation	3.1
Tender and Voting Agreement	Recitals
Termination Fee Amount	9.4(b)
Triggering Event	9.1(e)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms of Offer; Conditions to Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX hereof, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of

Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(b) hereof, equal to the Offer Price. The obligation of Merger Sub to accept for payment and to pay for any Company Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Shares tendered) shall be subject only to:

(i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(c) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Company Shares that, together with the Company Shares then owned by Parent and Merger Sub (if any), represents at least a majority of all then outstanding Company Shares; and

(ii) the other conditions set forth in Annex A hereto.

Parent and Merger Sub expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of Company Shares to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (E) amends the conditions to the Offer set forth in Annex A hereto so as to broaden the scope of such conditions to the Offer or amends any other terms of the Offer set forth in this Agreement in any manner materially adverse to the holders of Company Shares, (F) extends the Offer in any manner other than pursuant to and in accordance with the terms of Section 2.1(c) hereof or (G) amends or waives the Minimum Condition. The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(b) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Shares pursuant to the Offer.

(c) Extension and Expiration of Offer. Subject to the terms and conditions of this Agreement and the Offer, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the Nasdaq or the NYSE that is applicable to the Offer and (ii) in the event that any of the conditions to the Offer, including the Minimum Condition and the other conditions set forth on Annex A hereto, are not satisfied or waived as of any then scheduled expiration date of the Offer, Merger Sub shall extend the Offer for successive extension periods of ten (10) Business Days each in order to permit the satisfaction of the conditions to the Offer; provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 2.1(c), in no event shall Merger Sub be required to extend the Offer beyond the Initial Termination Date or the Extended Termination Date, as applicable; and provided further, that the foregoing clauses (i) or (ii) of this Section 2.1(c) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to the terms of Article IX hereof.

(d) Payment for Company Shares. Subject to the terms and conditions this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer, as promptly as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(c) hereof). The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder.

(e) Subsequent Offering Period. Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than twenty (20) business days immediately following the expiration of the Offer; provided, however, that in the event that more than eighty percent (80%) of the then outstanding Company Shares have been validly tendered and not withdrawn pursuant to the Offer on the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(c) hereof), Merger Sub shall extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of ten (10) business days immediately following the applicable expiration date of the Offer unless Parent exercises the 90% Top-Up Option pursuant to Section 2.5 hereof. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period, as promptly as practicable after any such Company Shares are tendered during such subsequent offering period. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer, as so extended by such subsequent offering period, shall be paid net to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder.

(f) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an Offer to Purchase, or portions thereof (the “Offer to Purchase”), and forms of the letter of transmittal and summary advertisement, if any, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”); and

(ii) cause the Offer Documents to be disseminated to all holders of Company Shares (collectively, the “Company Stockholders”).

Subject to the provisions of Section 7.2 hereof, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) hereof. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under Section 2.1(a). Parent and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably appropriate to include in the Schedule TO and the Offer Documents in order to satisfy applicable securities laws. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other Legal Requirements. Parent and Merger Sub hereby agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. Except to the extent subsequently amended, modified or supplemented in a subsequently filed Schedule TO or Offer Document and, with respect to any unaudited interim financial statements included therein, subject to the same qualifications and exceptions contained in Section 4.7(b) of the Company Disclosure Schedule, the Company hereby agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and

Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i) unanimously determined that this Agreement is advisable;

(ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the holders of Company Shares;

(iii) unanimously approved this Agreement and the transactions contemplated hereby (including the Offer and the Merger) and the Tender and Voting Agreements, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Tender and Voting Agreements and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL; and

(iv) unanimously resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and adopt this Agreement in accordance with the applicable provisions of Delaware Law;

provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 7.2 hereof. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 7.2 hereof, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, to the extent reasonably practical concurrently with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders, to the extent reasonably practical together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). Subject to the provisions of Section 7.2 hereof, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (including the Company Board Recommendation) set forth in Section 2.2(a) hereof and Section 7.2(a) hereof. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other Legal Requirements. Except to the extent subsequently amended, modified or supplemented in a subsequently filed Schedule 14D-9 and, with respect to any unaudited interim financial statements included therein, subject to the same qualifications and exceptions contained in Section 4.7(b) of the Company Disclosure Schedule, the Company hereby further agrees that the Schedule 14D-9, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to any and all Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if (A) this Agreement shall be terminated pursuant to Article IX hereof and (B) Parent and Merger Sub shall withdraw the Offer, deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Rights of First Refusal. Solely in connection with the tender and purchase of Company Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Company Shares owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by Persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

2.3 Company Board of Directors and Committees; Section 14(f) of Exchange Act.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of Company Shares pursuant to the Offer (the “Appointment Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.3(a)) and from time to time thereafter, Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and

(y) a fraction, the numerator of which is the number of Company Shares held by Parent and Merger Sub (giving effect to the Company Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Company Shares. Promptly following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Appointment Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Legal Requirements. Solely for purposes of this Section 2.3, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors” and each as a “Continuing Director.”

(b) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(c) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.3(a) hereof and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement or (iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.

2.4 50% Top-Up Option.

(a) In order to offset the dilutive impact of the issuance of Company Shares pursuant to the exercise of any Company Options or the conversion of any other securities of the Company that are convertible into (or exercisable or exchangeable for) Company Shares following the Appointment Time, the Company hereby irrevocably grants to Merger Sub an option (the “50% Top-Up Option”), exercisable only pursuant to the terms and conditions set forth in this Section 2.4, to purchase that number of Company Shares (the “50% Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares owned by Merger Sub at the time of such exercise, shall constitute one share more than 50% of the Company Shares then outstanding (assuming the issuance of the 50% Top-Up Option Shares) at a price per share equal to the Offer Price; provided, however, that the 50% Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of Company Shares pursuant thereto, Merger Sub would own more than 50% of the Company Shares then outstanding (assuming the issuance of the 50% Top-Up Option Shares); and provided further, however, that in no event shall the 50% Top-Up Option be exercisable for a number of Company Shares in excess of the Company’s then authorized and unissued shares of Company Common Stock.

(b) In the event that, as a result of the issuance of Company Shares pursuant to the exercise of any Company Options or the conversion of any other securities of the Company that are convertible into (or exercisable or exchangeable for) Company Shares, Merger Sub would no longer hold a majority of all Company Shares outstanding as of the record date for the Company Stockholders’ Meeting, and provided that no applicable Legal Requirement or Order shall prohibit the exercise of the 50% Top-Up Option or the delivery of the 50% Top-Up Option Shares in respect thereof, Merger Sub may exercise the 50% Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the record date for the Company Stockholders’ Meeting and (ii) the termination of this Agreement in accordance with its terms.

(c) Any certificates evidencing 50% Top-Up Option Shares may include any legends required under federal or state securities laws.

(d) Parent and Merger Sub understand that the Company Shares which Merger Sub may acquire upon exercise of the 50% Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the 50% Top-Up Option Shares, an Accredited Investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act. Merger Sub agrees that the 50% Top-Up Option and the 50% Top-Up Option Shares to be acquired upon exercise of the 50% Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

2.5 90% Top-Up Option.

(a) The Company hereby irrevocably grants to Merger Sub an option (the “90% Top-Up Option”), exercisable only upon the terms and conditions set forth in this Section 2.5, to purchase that number of Company Shares (the “90% Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares owned by Merger Sub at the time of such exercise, shall constitute one share more than 90% of the Company Shares then outstanding (assuming the issuance of the 90% Top-Up Option Shares) at a price per share equal to the Offer Price; provided, however, that the 90% Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of Company Shares pursuant thereto, Merger Sub would own more than 90% of the Company Shares then outstanding (assuming the issuance of the 90% Top-Up Option Shares); and provided further, however, that in no event shall the 90% Top-Up Option be exercisable for a number of Company Shares in excess of the Company’s then authorized and unissued shares of Company Common Stock.

(b) Provided that no applicable Legal Requirement or Order shall prohibit the exercise of the 90% Top-Up Option or the delivery of the 90% Top-Up Option Shares in respect thereof, Merger Sub may exercise the 90% Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(c) Any certificates evidencing 90% Top-Up Option Shares may include any legends required under federal or state securities laws.

(d) Parent and Merger Sub understand that the Company Shares which Merger Sub may acquire upon exercise of the 90% Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the 90% Top-Up Option Shares, an Accredited Investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act. Merger Sub agrees that the 90% Top-Up Option and the 90% Top-Up Option Shares to be acquired upon exercise of the 90% Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (or a certificate of ownership and merger, as applicable) in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VIII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.13 hereof, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Mercury Interactive Corporation.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.13 hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) and (B) shares of Company Common Stock owned by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their dissenters’ rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 3.10 hereof).

(ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.7. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.8 hereof.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

(d) Company Options; Company ESPP. At the Effective Time, (i) each Company Option then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 7.11 hereof and (ii) each purchase right then outstanding under the Company ESPP shall be treated in accordance with the provisions of Section 7.11 hereof.

3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. Promptly (and in any event within five (5) Business Days) following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article III, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration and (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock then owned Parent, Merger Sub, the Company, or any direct or indirect, wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (whether pursuant to the Offer or otherwise)) (such cash amount being referred to herein as the “Exchange Fund”).

(c) Payment Procedures. Promptly (and in any event within five (5) Business Days) following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of such Certificates pursuant to this Section 3.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock evidenced by such Certificates solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8 hereof. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.7 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article IV, as set forth in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) that specifically relates to such Section or in any other section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so in “good standing” would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and (b) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each standing committee of the Company Board other than those minutes relating to this transaction or any alternatives to this transaction considered by the Board or any matters subject to attorney-client privilege or the disclosure of which is limited by Legal Requirements. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.2 Subsidiaries.

(a) Section 4.2(a) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and function (i.e., sales, manufacturing, administration, etc.) of each Subsidiary of the Company. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens other than Permitted Encumbrances and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of the business of the Company and its Subsidiaries, taken together, as presently conducted in all material respects.

(c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.3 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger), other than in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 560,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of June 30, 2006: (A) 89,197,029 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since June 30, 2006, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options granted under a Company Stock Plan.

(b) The Company has reserved 8,077,687 shares of Company Common Stock for issuance under the Company Stock Plans. As of June 30, 2006, with respect to the Company Stock Plans, there were outstanding Stock Options with respect to 16,460,113 shares of Company Common Stock and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as permitted by Section 6.1(b) hereof.

(c) Except as set forth in this Section 4.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

4.5 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 4.5(a) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Offer and the Merger.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.6 SEC Reports. The Company has filed or furnished (as applicable) all forms, reports and documents with the SEC that have been required to be so filed or furnished (as applicable) by it on or prior to March 31, 2005 under applicable laws (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company with the SEC on or prior to the expiration date of the Offer, whether or not required to be so filed or furnished, the “SEC Reports”). Each

SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not (or, with respect to SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. None of the Company, any current executive officers of the Company or, to the Knowledge of the Company, any former executive officers of the Company has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to SEC Reports filed prior to the date hereof.

4.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods covered thereby, provided that (i) any unaudited interim financial statements included in any SEC Reports may not contain footnotes required by GAAP and are subject to normal year-end audit adjustments which are not material in amount or significance, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC; and (ii) with respect to any unaudited interim financial statements included in any SEC Reports filed with or furnished to the SEC after the date hereof, such financial statements, to the extent applicable, are subject to the same qualifications and exceptions set forth in Section 4.7(b) of the Company Disclosure Schedule.

(b) The financial statements contained in Section 4.7(b) of the Company Disclosure Schedule (collectively, the “Selected 2005 Financial Statements”) have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and the cash flows for the periods covered thereby.

(c) The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. To the Knowledge of the Company, neither the Company nor its independent auditors have identified (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(e) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(f) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor

any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(g) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

4.8 Schedule 14D-9; Proxy Statement; Offer Documents.

(a) The Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the in the Proxy Statement.

(c) Except to the extent subsequently amended, modified or supplemented in a subsequently filed Schedule 14D-9 and, with respect to any unaudited interim financial statements included therein, subject to the same qualifications and exceptions contained in Section 4.7(b) of the Company Disclosure Schedule, none of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the balance sheet included in the Selected 2005 Financial Statements, or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger), (d) executory obligations under any contract to which the Company or any of its Subsidiaries is a party or is bound, and (e) other Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

4.10 Absence of Certain Changes. Since December 31, 2005, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be:

(a) any Company Material Adverse Effect;

(b) other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Assets, which damage, destruction or loss is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(d) any material change in any method of accounting or accounting principles or practice, or material Tax election, by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP, or a change in the interpretation of GAAP with respect to Tax matters or as a result of or arising from an audit review of the consolidated financial statements of the Company and its Subsidiaries, or a change in regulatory accounting principles or other applicable Legal Requirements;

(e) any amendment of the Company’s certificate of incorporation or bylaws;

(f) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities, other than in connection with the termination of any employees;

(g) (i) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries, except for short-term debt incurred to fund operations of the business or for cash management purposes or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of any material obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices, (iii) any material loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances); or

(h) the adoption by the Company Board of any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its material Subsidiaries (other than the Merger).

4.11 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $250,000;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Offer and the Merger) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Offer and the Merger);

(iv) any Contract providing for indemnification or any guaranty that is material to the Company and its Subsidiaries, taken as a whole (in each case, under which the Company has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its Subsidiaries’ obligations or any Contract providing for indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Company’s standard forms of software license agreements as provided or made available to Parent;

(v) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (D) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies in each case, other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(vi) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vii) the top five (5) dealer, distributor, joint marketing or development Contracts (as measured by continuing costs to be incurred by, and fees to be paid by, the Company or any of its Subsidiaries) to solely or jointly develop or market any product, technology or service, and which may not be canceled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(viii) any Contract to provide source code to any third party for any Company Product, including any Contract to put such source code in escrow with a third party on behalf of a licensee or contracting party, other than any customer Contract entered into in the ordinary course of business consistent with past practice and substantially on the Company’s standard terms and conditions providing for placement of such source code into escrow solely for the purpose of permitting the customer or its agents to use such source code in support of internal use of the Company Product;

(ix) (A) any Contract containing any material financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) any Contracts containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months, in each case with respect to (A) or (B), other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than twelve (12) months’ notice or otherwise without material liability or financial obligation to the Company and its Subsidiaries, taken as a whole;

(x) the top five (5) Contracts containing any service obligation on the part of the Company or any of its Subsidiaries (as measured by continuing costs to be incurred by the Company or any of its Subsidiaries in connection with those services), other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without material liability or financial obligation to the Company or its Subsidiaries;

(xi) any Contract authorizing another Person to provide support or maintenance to the Company’s customers on behalf of the Company, including distributors or resellers that are obligated to provide such support or maintenance;

(xii) any Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any Company Products, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

(xiii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $10,000,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(xiv) any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement Contracts only involving the payment of cash (which has been paid) in amounts that do not exceed $500,000 in any individual case;

(xv) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $10,000,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xiv) above; and

(xvi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xv) above.

(b) Section 4.11(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts as of the date hereof, to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.11(a) that describes such Material Contract.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company as of the date hereof, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company as of the date hereof, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.12 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. No representation or warranty is made in this Section 4.12 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 4.6 and Section 4.8 hereof, (b) applicable laws with respect to Taxes, which are covered in Section 4.16 hereof, (c) Environmental Laws, which are covered in Section 4.17 hereof or (d) ERISA matters, which are covered in Section 4.18 hereof.

4.13 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened in writing, except for such lack of Permits, noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.14 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that (i) involves an amount in controversy in excess of $500,000, (ii) seeks material injunctive relief or otherwise seeks to enjoin the sale of any Company Products, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Company Material Adverse Effect, (b) against any current director or officer of the Company or any of its Subsidiaries (in their respective capacities a such) or, to the Knowledge of the Company, any former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such) or (c) relating to or involving the matters described in Section 1.1 of the Company Disclosure Schedule, whether or not naming the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, have a Company Material Adverse Effect.

4.15 Antitrust Matters. The Company and its Subsidiaries are not subject to any order, judgment, decision or direction given by any Governmental Entity, or party to any undertaking or assurance given to any such Governmental Entity, in relation to antitrust matters, which is still in force in the case of any such order, judgment, decision, direction, undertaking or assurance which is reasonably likely to have a Company Material Adverse Effect.

4.16 Taxes.

(a) All material Tax Returns required by applicable law to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable laws, and all such Tax Returns were, at the time of the original filing of the Tax Return or any amendment thereto, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Entity all Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed or has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed. The Company has made available to Parent and Merger Sub complete and accurate copies of the portions applicable to each of the Company, its Subsidiaries and Affiliates of all income, franchise, and foreign Tax Returns that have been requested by or on behalf of Parent, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years ending 1999 through 2005.

(c) There are no material Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(d) As of the date of this Agreement, there are no Legal Proceedings now pending, or to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any Liability of the Company or any of its Subsidiaries for Taxes, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(e) The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

(f) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state or local law.

(g) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have (i) ever been a party to a Contract or inter-company account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company) and (ii) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(h) To the Knowledge of the Company, no written claim has been made during the past five years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any material taxation by that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any Knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date.

(l) The Company and its Subsidiaries are not United States Real Property Holding Corporations within the meaning of Section 897 of the Code and were not United States Real Property Holding Corporations on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.

(m) Neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 of the Code, other than the ownership change arising from the transaction contemplated by this Agreement (including the Offer and the Merger).

(n) The transactions contemplated by this Agreement (including the Offer and the Merger) will not result in the payment or series of payments by the Company or any of its Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other similar payment, which is not deductible for federal, state, local or foreign Tax purposes. Additionally, there is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 280G of the Code, (ii) is subject to Section 409A of the Code, or (iii) could require Parent or any affiliate of Parent to gross up a payment to any employee of the Company or any of its Subsidiaries for Tax related payments or cause a penalty tax under Section 409A of the Code.

(o) The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since January 1, 1996, by a Governmental Entity relating to federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.

(p) Section 4.16(p) of the Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits from (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (ii) other financial grants, subsidies or similar incentives granted by a Governmental Entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the “Incentives”) and describes the details of such Incentives. The Company and its Subsidiaries are in full compliance with all terms and conditions of any agreement or Order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.

(q) None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(r) Section 4.16(r) of the Company Disclosure Schedule contains a complete and accurate list of each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes. Except as disclosed on such Section, each Subsidiary will be classified for U.S. Federal income tax purposes according to its default classification.

(s) For the purpose of supporting the positions taken by the Company on its filed Tax Returns, the Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(t) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

4.17 Environmental Matters. Except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has produced, processed, manufactured, generated, treated, handled, stored or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c) Neither Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries has received written notice of, is a party to or is the subject of any Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. To the Knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such Legal Proceeding by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

4.18 Employee Benefit Plans.

(a) Sections 4.18(a)(i) and Section 4.18(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list as of the date hereof of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control, indemnification and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) that under (i) or (ii) above are maintained or contributed to in the United States, Israel, Germany, United Kingdom, Singapore or France for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies, to the extent applicable, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in United States, Israel, Germany, United Kingdom, Singapore or France (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Entity relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment and (G) all material amendments, modifications or supplements to any such document. No Employee Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Legal Requirements and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Entity. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status intended by the Company with respect to such plan and the Company is not aware of any ground on which such approval may cease to apply.

(c) No Employee Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof. To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of any Employee Plan (other than the benefits payable under the terms of such Employee Plan), ERISA, the Code or codes of practice issued by any Governmental Entity, Collective Bargaining Agreement or any other applicable Legal Requirements. Except as required by Legal Requirements, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(d) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law.

(g) Each Employee Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(h) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for in all material respects.

(i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Offer or the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.

(j) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

(k) All contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services in United States, Israel, Germany, United Kingdom, Singapore or France (“Foreign Employees”), or with any director or consultant of or to the Company or any of its Subsidiaries can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of Legal Requirements or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law).

(l) No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).

(m) Except as required by applicable Legal Requirements, no condition or term under any relevant Employee Plan Document exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

4.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the Knowledge of the Company as of the date hereof, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company as of the date hereof, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since December 31, 2002.

(b) The Company and its Subsidiaries (i) have complied in all material respects with applicable Legal Requirements and Orders relating to the employment of labor (including wage and hour laws, laws prohibiting discrimination in employment and laws relating to employee notification and consultation, terms and conditions of employment practices and health and safety at work of employees), except for such noncompliance as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

4.20 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.20(b)(i) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) including, with respect to each Lease, the name of the lessor and the date of the Lease and each amendment thereto. The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances. Section 4.20(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all of the Leases as of the date hereof granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect (other than any that have by operation of their terms expired or been terminated since the date hereof) and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the Knowledge of the Company as of the date hereof, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.

4.21 Assets; Personal Property. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (collectively, the “Assets”), that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Encumbrances, except for such lack of possession and for Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.22 Intellectual Property.

(a) Section 4.22(a)(i) and Section 4.22(a)(ii) of the Company Disclosure Schedule contain, respectively, a complete and accurate list of (i) all products and services marketed by the Company or its Subsidiaries as of the date hereof and (ii) all products and service offerings that are in development as of the date hereof (other than updates or upgrades to existing products) and that the Company expects or intends to make available commercially prior to twelve months after the date hereof (such products described in clauses (i) and (ii), the “Company Products”), provided that the Company makes no representation or warranty that all such Company Products will in fact be made commercially available within twelve months or ever or that there are no other products that may become available in that time.

(b) Section 4.22(b) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents and (iii) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. To the Knowledge of the Company, none of the Owned Company IP is invalid or unenforceable, except to the extent that such invalidity or unenforceability would not, individually or in the aggregate, give rise to a Company Material Adverse Effect.

(c) Section 4.22(c) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the Company’s Domain Name registrations. Section 4.22(c) of the Company Disclosure Schedule identifies, for each Domain Name registration, the named owner, and the registrar or equivalent Person with whom that Domain Name is registered. To the Knowledge of the Company, the Company’s use and registration of its Domain Name registrations does not infringe any third party’s Intellectual Property Rights, except to the extent that such infringement would not, individually or in the aggregate, give rise to a Company Material Adverse Effect. In the case in which the Company or any of its Subsidiaries has acquired ownership of a Domain Name registration from another party, the Company or its Subsidiary has made or procured a transfer of the Domain Name in accordance with the procedure of the registrar, except in the case where the failure to do so, individually or in the aggregate, would not give rise to a Company Material Adverse Effect.

(d) In each case in which the Company or any of its Subsidiaries has acquired ownership of any registered Trademarks, registered Copyrights, or Patents currently included in the Owned Company IP from another Person as set forth in Section 4.22(d) of the Company Disclosure Schedule the Company or one of its Subsidiaries has recorded or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable laws, except where the failure to do so, individually or in the aggregate, would not give rise to a Company Material Adverse Effect.

(e) Section 4.22(e) of the Company Disclosure Schedule contains a complete and accurate list of all material Contracts in effect as of the date hereof, in each case specifying the parties to the agreement, (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, other than licenses and related services agreements for commercially available software that is used by the Company but not incorporated into any Company Products and that has not been substantially customized solely for use by Company or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company IP, other than customer licenses and other agreements entered into in the ordinary course of business (such agreements, the “Company IP Agreements”). Except as set forth in any of the Company IP Agreements, neither the Company nor any of its Subsidiaries has granted any exclusive license under any Owned Company IP or any licenses to use any material Company Source Code (other than source code licenses granted in connection with source code escrows). To the Knowledge of the Company, no parties to the Company IP Agreements are in material breach thereof, except where such breach would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, there are no pending disputes regarding the scope of any Company IP Agreements, performance under any Company IP Agreements, or with respect to payments made or received under any Company IP Agreements, except for disputes that will not, individually or in the aggregate, give rise to a Company Material Adverse Effect. To the Knowledge of the Company, all Company IP Agreements are binding and are in full force and effect, except for those Company IP Agreements that by their terms have expired or been terminated since the date hereof, and further except where the failure of a Company IP Agreement to be binding and in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) To the Knowledge of the Company, the Company IP is sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted. Without limiting the foregoing, to the Knowledge of the Company, the Company or its Subsidiaries have the right to use all software development tools, library functions, or compilers that the Company or its Subsidiaries (i) use to create, modify, compile, or support any material Company Product or (ii) use to provide any material services provided by the Company and its Subsidiaries.

(g) The Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens other than (i) encumbrances, restrictions or other obligations arising under any of the Company IP Agreements and (ii) Liens that do not, individually or in the aggregate, have a Company Material Adverse Effect.

(h) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any material part of the Company IP, and to the Knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person that would reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement does not and will not give rise to a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent. The Company and its Subsidiaries have enforced such policy, except where any failure to enforce would not reasonably be expected to give rise to a Company Material Adverse Effect.

(i) To the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party, except where such infringement did not and would not reasonably be expected to give rise to a Company Material Adverse Effect. To the Knowledge of the Company as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Company IP in any material respect.

(j) There is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company has not been notified in writing of, any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party. To the Knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use of any Company IP, other than restrictions or impairments that would not, individually or in the aggregate, reasonably be expected to give rise to a Company Material Adverse Effect.

(k) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) the imposition of any Lien on any Owned Company IP, except where any of the foregoing (in clauses (i) through (iii)) would not reasonably be expected to have a Company Material Adverse Effect or (iv) after the Merger, Parent or any of its Subsidiaries being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party, to grant any third party any material rights or licenses to any of Parent’s or any of its Subsidiaries’ material Intellectual Property or material Intellectual Property Rights.

(l) To the Knowledge of the Company as of the date hereof, there are no design or other errors in the Company Products that permit unauthorized access to computers or systems of users through those Company Products and that will give rise to a Company Material Adverse Effect whether or not the Company uses commercially reasonable efforts to correct such errors. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to try to prevent viruses and other disabling codes from entering Company Products. For the avoidance of doubt, any unauthorized access caused in whole or in part, by the operating systems, hardware or software of third parties, shall not be deemed to be caused by the Company Products.

(m) To the Company’s Knowledge, Section 4.22(m) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into a Company Product.

(n) To the Knowledge of the Company as of the date hereof, neither the Company nor any Subsidiary has experienced any defects in the software and hardware used in their business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data, and that will give rise to a Company Material Adverse Effect.

(o) To the Knowledge of the Company, none of the material Company Source Code for the Company Products has been published or disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the Knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement. To the Knowledge of the Company, no condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code, other than conditions that relate to the solvency or financial condition of the Company or any of its Subsidiaries or that relate to the involvement of the Company or its Subsidiaries in any bankruptcy, assignment for the benefit of creditors, or other activity or proceeding under state or federal law relating to insolvency or the protection of creditors. The consummation of the transactions contemplated hereby (including the Offer and the Merger) will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code.

(p) The Company’s and its Subsidiaries’ collection and dissemination of personal customer information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Company and its Subsidiary and any applicable Legal Requirements, except where the failure to abide by any such policy or law would not, individually or in the aggregate, reasonably be expected to give rise to a Company Material Adverse Effect.

4.23 Insurance. The Company and its Subsidiaries have all policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which the Company reasonably believes are adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

4.24 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

4.25 Vote Required. Assuming that the representations of Parent and Merger Sub contained in Section 5.6 hereof are accurate, and if the holdings of Company Common Stock by Parent and/or Merger Sub do not meet the threshold required by Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding Company Shares, voting together as a class (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Legal Requirements or otherwise) to adopt this Agreement and approve the Merger.

4.26 Brokers. Except for Goldman, Sachs & Co. (true and correct copies of whose engagement letter has been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Offer and the Merger).

4.27 Opinion of Financial Advisors. The Company has received the opinion of its financial advisor, Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date and subject to the matters set forth in the opinion, the $52.00 in cash per share to be received by the holders of Company Common Stock in the Offer and the Merger is fair from a financial point of view to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

4.28 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub contained in Section 5.6 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable law are not applicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, or the Tender and Voting Agreements or the transactions contemplated thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, the Tender and Voting Agreements or the transactions contemplated hereby or thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.

5.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder (including the Offer and the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby (including the Offer and the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

5.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 5.3(b) hereof, violate or conflict with any law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.4 Offer Documents; Schedule 14D-9; Proxy Statement.

(a) Except to the extent subsequently amended, modified or supplemented in a subsequently filed Offer Documents, the Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Offer Documents.

(b) Except to the extent subsequently amended, modified or supplemented in a subsequently filed Schedule 14D-9, none of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Except to the extent subsequently amended, modified or supplemented in subsequently filed proxy materials, none of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties except for Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.6 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

5.7 Funds. Parent has, or will have upon the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, the funds necessary to consummate the Offer and the Merger.

ARTICLE VI

INTERIM CONDUCT OF BUSINESS

6.1 Affirmative Obligations of the Company. Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 6.1 of the Company Disclosure Schedule or (c) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX hereof and the Appointment Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

6.2 Negative Obligations of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2 of the Company Disclosure Schedule or (iii) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents; provided, however, that nothing in this paragraph (a) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (i) the issuance and sale of Company Shares pursuant to Company Options outstanding prior to the date hereof and purchase rights under the Company ESPP, (ii) grants of purchase rights under the Company ESPP, and (iii) grants to newly hired employees of Company Options issued in the ordinary course of business consistent with past practice, with a per share exercise price no less than the then-current market price of a Company Share and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated hereby (including the Offer and the Merger), so long as (A) the aggregate number of Shares subject to such additional Stock Options does not exceed the sum of (x) five hundred thousand (500,000), plus (y) the number of Company Shares subject to any Stock Option (or portion thereof) outstanding as of the date hereof that is subsequently canceled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee and (B) the aggregate number of Company Shares subject to Stock Options granted to any individual newly hired employee does not exceed the current stock grant guidelines previously made available to Parent;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities; provided, however, that nothing in this paragraph (c) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Offer and the Merger); provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries in the ordinary course of business consistent with past practices, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any material loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(g) except as may be required by applicable Legal Requirements, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, or (B) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof; provided, however, that this paragraph (g) shall not prevent the Company or any of its Subsidiaries (i) from entering into employment agreements or offer letters with new employees in the ordinary course of business, or (ii) from increasing annual compensation and/or from providing for or amending bonus arrangements for non-officer employees in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries);

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates or Associates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing Contracts or (ii) the sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice;

(l) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, or a change in the interpretation of GAAP with respect to Tax matters or as a result of or arising from an audit review of the consolidated financial statements of the Company and its Subsidiaries, make any change in any of the accounting principles or practices used by it;

(m) (i) make or change any material Tax election (unless required by applicable law) or (ii) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (A) is in progress as of the date hereof, (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the balance sheet included in the Selected 2005 Financial Statements or (C) is in an amount less than $250,000 in the aggregate with all other such Liabilities;

(n) enter into a Company IP Agreement or amend in any material respect any Company IP Agreement or grant any release or relinquishment of any material rights under any Company IP Agreement;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property;

(p) grant any exclusive rights with respect to any Company IP, divest any Company IP, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for Company Products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company and its Subsidiaries, taken as a whole;

(q) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Contract other than in the ordinary course of business which would be reasonably expected to result in a Company Material Adverse Effect or (iii) authorize, incur or commit to incur any new capital expenditure(s) which, individually or in the aggregate, is or are material to the Company and its Subsidiaries, taken as a whole; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts; and provided, further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(r) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the balance sheet included in the Selected 2005 Financial Statements or incurred since December 31, 2005 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Appointment Time that is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(s) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Company Stockholders’ Meeting; or

(u) enter into a Contract to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A hereto not being satisfied, or knowingly take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect at the scheduled expiration date of the Offer, or that would materially impair the ability of the Company to consummate the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms hereof or materially delay such consummation.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX hereof and the Appointment Time, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause their respective directors, officers or other employees, controlled affiliates, and any investment banker, attorney or other advisor or representative retained by any of them not to (and in any event neither the Company nor any of its Subsidiaries shall authorize any of such persons to), directly or indirectly:

(i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal;

(ii) furnish to any Person any non-public information relating to the Company or any of its Subsidiaries (other than to (A) Parent, Merger Sub or any designees of Parent or Merger Sub, (B) a customer or potential customer in the ordinary course of business and in manner and to the extent consistent with the Company’s past practices or (C) to a Governmental Authority), or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub, a customer or potential customer referenced in subsection (B) above, or to a Governmental Authority), or take any other action with the intent to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal;

(iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal;

(iv) approve, endorse or recommend an Acquisition Proposal;

(v) enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction (other than a confidentiality agreement as permitted by Section 7.1(b) hereof); or

(vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent);

provided, however, that notwithstanding the foregoing, at any time prior to the Appointment Time, the Company Board may, directly or indirectly through advisors, agents or other intermediaries or representatives, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) the Company Board received such Acquisition Proposal other than as a result of a breach or violation of the terms of this

Section 7.1, (2) none of the Company, any of its Subsidiaries or any representative of the Company or its Subsidiaries shall have breached or violated the terms of this Section 7.1 in connection with such Acquisition Proposal (or any Acquisition Proposal that was a precursor thereto), (3) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that such action is required in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (4) at least forty eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person and (5) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c) Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 7.1 by any directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.1 by the Company; provided, however, that notwithstanding the foregoing, solely for purposes of Section 9.1(e)(ii)(A) hereof, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 7.1 by any employee of the Company (other than a director or officer of the Company) shall be deemed to be breach of this Section 7.1 by the Company only if and to the extent that the Company shall have knowingly approved or authorized, or consented or acquiesced to, the action constituting such violation or failed to use its reasonable best efforts to prevent such action from occurring or continuing.

(d) In addition to the obligations of the Company set forth in Section 7.1(b) hereof, the Company shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry which would reasonably be expected to lead to an Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal, request or inquiry and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(e) The Company shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide Parent with at least forty eight (48) hours prior notice of a meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider an Acquisition Proposal.

7.2 Company Board Recommendation.

(a) Subject to the terms of Section 7.2(b) hereof, the Company Board shall (i) recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation (with respect to the Offer) in the Schedule 14D-9 and permit Parent to include the Company Board Recommendation in the Offer Documents.

(b) Subject to the terms of this Section 7.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, the Company Board may effect a Company Board Recommendation Change at any time prior to the Appointment Time, if and only if (i) the Company Board has received an Acquisition Proposal that constitutes a Superior Proposal other than as a result of a breach or violation of the terms of Section 7.1 hereof, (ii) neither the Company nor any of its representatives shall have breached or violated the provisions of Section 7.1 hereof in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (iii) the Company Board reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (v) below), that, in light of such Superior Proposal, the Company Board is required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (iv) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days notice thereof and the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (v) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to Company Stockholders as such Superior Proposal.

(c) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) subject to compliance with the terms of Section 7.2 hereof if the disclosure relates to a Superior Proposal, making any disclosures to the Company Stockholders that the Company Board determines in good faith (after consultation with outside legal counsel) that the Company Board is required to make in order to comply with its fiduciary duties to the Company Stockholders under Delaware

Law; provided, however, that, in any such case, any statement(s) made by the Company Board pursuant to the foregoing shall be subject to the terms and conditions of this Agreement, including the provisions of Article IX hereof.

7.3 Company Stockholders’ Meeting; Short-Form Merger.

(a) If approval of the stockholders of the Company is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) as promptly as practicable following the Appointment Time for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and shall use commercially reasonable efforts to secure the Requisite Stockholder Vote at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article IX hereof, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 7.3(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b) Each of Parent and Merger Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Merger Sub, in favor of the adoption of this Agreement in accordance with Delaware Law.

(c) Notwithstanding the provisions of Section 7.2 hereof or this Section 7.3, in the event that Parent, Merger Sub or any other Subsidiary of Parent, shall acquire at least ninety percent (90%) of the issued and outstanding Company Shares pursuant to the Offer or otherwise, each of Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

7.4 Proxy Statement.

(a) If approval of the Company Stockholders is required by Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, as soon as practicable following the Appointment Time, the Company and Parent shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders in connection with the Merger and the Company Stockholders’ Meeting. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Legal Requirements, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the Nasdaq.

(b) Unless this Agreement is earlier terminated pursuant to Article IX hereof, subject to the terms of Section 7.2(b) hereof, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

7.5 Commercially Reasonable Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and the Merger), including using commercially reasonable efforts to:

(i) cause the conditions to the Offer set forth on Annex A hereto and the conditions to the Merger set forth in Article VIII hereof to be satisfied or fulfilled;

(ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger);

(iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, seek the expiration or termination of all applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Entities; and

(iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing provisions of Section 7.5(a) hereof, each of Parent and the Company shall file, as soon as may be reasonably practicable (and in any event within ten (10) Business Days) following the execution and delivery of this Agreement, with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR Act, and, as soon as may be reasonably practical following the execution and delivery of this Agreement, any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control laws and regulations of any applicable foreign jurisdiction or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement (including the Offer and the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement (including the Offer and the Merger), then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Without limiting the generality of the foregoing provisions of Section 7.5(a) hereof, in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of the Company Board, shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, in each case in a manner that would be reasonably expected to have a material adverse effect on Parent’s Software business segment or to materially and adversely affect the benefits expected to be derived from the transactions contemplated by the Agreement, including the Offer and the Merger.

7.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that no information or Knowledge obtained by Parent in any investigation conducted pursuant to this Section 7.6 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 7.9 hereof) shall apply to any information provided to Parent pursuant to this Section 7.6.

7.7 Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 7.9 hereof) shall apply to any information provided to Parent pursuant to this Section 7.7(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall use its best efforts to give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Appointment Time, to which the Company has Knowledge alleging any material breach of or material default under any Material Contract to which the Company or any of its Subsidiaries is a party or (ii) any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Appointment Time, to which the Company has Knowledge alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Offer and the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 7.9 hereof) shall apply to any information provided to Parent pursuant to this Section 7.7(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 7.9) shall apply to any information provided to the Company pursuant to this Section 7.7(c).

7.8 Certain Litigation. The Company shall promptly notify Parent of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines may adversely affect the Company’s or any other person’s attorney client or other privilege with respect to such information.

7.9 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated January 30, 2006 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to take any action contemplated by this Agreement, including the making of any counter-offer or proposal as contemplated by Section 7.2(b) or Section 9.1(d)(ii) hereof (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).

7.10 Public Disclosure. Parent, Merger Sub and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) or any Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement.

7.11 Company Options; Company ESPP.

(a) Company Options.

(i) Outstanding Options That Are Not Assumed by Parent. Parent shall not assume any, or portion of any, Company Option that (A) is held by a person who is not an employee or service provider of Parent or a Subsidiary of Parent immediately after the Effective Time, as reasonably determined by Parent in its sole discretion, (B) is outstanding and vested and exercisable (after taking into account the effect of the accelerated vesting contained in this Section 7.11(a)(i) or any contract or arrangement providing for the accelerated vesting of outstanding options) immediately prior to the Effective Time, unless such Company Option has an exercise price, immediately prior to the Effective Time, that is equal to or greater than the Merger Consideration, (C) is subject to the Legal Requirements of a non-U.S. jurisdiction and/or held by an employee of the Company or any of its Subsidiaries located in a non-U.S. jurisdiction and which Parent determines may not be converted into an Assumed Company Option (as defined in the paragraph below), (1) under the applicable laws or regulatory requirements of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts) or (2) under the generally applicable policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction; provided, however, any such Company Options that are not assumed by Parent under this subsection (C) shall be accelerated in full so that each such option is fully vested and exercisable immediately prior to the Effective Time, or (D) is held by a non-employee member of the Company Board; provided, however, that any such Company Options that are not assumed by Parent under this subsection (D) shall be accelerated in full so that each such option is fully vested and exercisable immediately prior to the Appointment Time, in the event that any such non-employee member of the Company Board shall leave the Company Board at the Appointment Time, and extend the post-termination exercise period for such Company Options until the earlier of the latest possible date permitted under Section 409A of the Code and the regulations (including proposed regulations) promulgated thereunder and the date that includes the Effective Time but in no event beyond the expiration date of the Company Option, or immediately prior to the Effective Time, in the event that any such non-employee member of the Company Board shall remain on the Company Board following the Appointment Time (each, such Company Option or portion thereof, a “Cancelled Company Option”). Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Cancelled Company Options, each Cancelled Company Option shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Cancelled Company Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Cancelled Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Cancelled Company Option). Parent shall, or shall cause the Company to, pay to holders of Cancelled Company Options the Option Consideration less applicable Taxes required to be withheld with respect to such payments. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(ii) Outstanding Company Options Assumed by Parent. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, except as otherwise required by applicable Legal Requirements, Parent shall assume each Company Option or portion of a Company Option that is not a Cancelled Company Option (an “Assumed Company Option”). Each Company Option assumed by the Parent will continue to have, and be subject to the same material terms and conditions of such option immediately prior to the Effective Time, including, without limitation, the vesting restrictions, if applicable, except that (A) each Assumed Company Option will be exercisable (or will become exercisable in accordance with its terms) for a number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of the Assumed Company Option outstanding at the Effective Time multiplied by a quotient obtained by dividing (x) the per share Merger Consideration by (y) the average closing price of Parent Common Stock on the NYSE for the five consecutive trading days immediately preceding (but not including) the Closing Date (the “Exchange Ratio” which shall be calculated to at least five decimal places), rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the Parent Common Stock issuable upon exercise of such Assumed Company Option will be equal to the quotient determined by dividing the per share exercise price for such Assumed Company Option outstanding at the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that each Assumed Company Option shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Assumed Company Option qualified as an incentive stock option at the Effective Time. The exercise price and the number of shares purchasable pursuant to each Assumed Company Option as well as the terms and conditions of exercise of such option shall be determined in order to comply with Sections 424(a) and 409A of the Code.

(iii) Further Actions. Prior to the Effective Time, the Company shall provide notice (subject to reasonable review by Parent) to each holder of Company Options describing the treatment of such Company Options in accordance with this Section 7.11. As soon as reasonably practicable following the execution and delivery of this Agreement and conditional upon the Closing, the Company Board shall make all determinations reasonably necessary under each of the Company Option Plans to accomplish the transactions contemplated by this Section 7.11 and if, to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement (including the Offer and the Merger). Conditional upon the Closing, the Company shall take all appropriate or necessary steps to effect the termination of the Company Option Plans as of the Effective Time, except with respect to the administration of the Assumed Company Options. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Company Options pursuant to the terms set forth in this Section 7.11.

(iv) Section 16. The Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Company Options in the Merger. Provided that Company shall first provide to Parent the names of its stockholders and the number of shares of Company Capital Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Company Options (as assumed pursuant hereto).

(v) Form S-8. Parent shall file with the SEC, no later than fifteen (15) Business Days after the Effective Time, a registration statement on Form S-8 (or any successor form or other appropriate forms) relating to Parent Common Stock issuable pursuant to assumed awards under the Company Option Plans and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding. Parent shall use its commercially reasonable best efforts to cause shares of Parent Common Stock, when issued upon exercise of Assumed Company Options, to be approved for quotation on the NYSE and such exchanges as Parent shall determine.

(vi) 409A. Prior to the Effective Time, the Company shall take all necessary actions to permit holders of all Company Options that will be Cancelled Company Options, and which are subject to the penalty tax under Section 409A of the Code (the “409A Penalty Tax”), to elect fixed payment terms (including payment in connection with a “change in the ownership or effective control of a corporation”) for such Cancelled Company Options as permitted under the proposed regulations and related guidance under Section 409A of the Code (the “409A Correction”). The 409A Correction shall be conducted in a manner consistent and compliant with Section 409A of the Code and the regulations (including proposed regulations) promulgated thereunder as well as all other applicable laws. The 409A Correction shall not by itself result in the accelerated vesting of any Company Options. After the Effective Time and before the end of the transition period under Section 409A of the Code that permits the correction of discounted stock options, Parent shall use commercially reasonable efforts to commence an offer to modify all Company Options that will be Assumed Company Options that are subject to the 409A Penalty Tax (the “409A Offer”) to increase the exercise price of such options as necessary so that such options shall not be subject to the 409A Penalty Tax. Each eligible holder of Assumed Company Options who participates in the 409A Offer and holds Assumed Company Options that are unvested at the Effective Time shall receive a cash payment in an amount equal to the aggregate increase in exercise price of such modified Assumed Company Options. The 409A Offer shall be conducted in a manner consistent and compliant with Section 409A of the Code and the regulations (including proposed regulations) promulgated thereunder as well as all other applicable laws. Parent, in its sole discretion, may permit certain holders of Assumed Company Options, which are vested at the Effective Time, to participate in a 409A Correction instead of a 409A Offer. In the event the 409A Offer is not commenced before the end of the transition period under Section 409A of the Code, Parent shall use commercially reasonable efforts to allow each holder of Assumed Company Options to participate in a 409A Correction prior to the end of the transition period under Section 409A of the Code.

(b) Company ESPP. At least ten (10) Business Days prior to the Effective Time, each outstanding purchase right under the Company ESPP (each, a “Purchase Right”) shall be cancelled and converted into the right to receive at the Effective Time from Parent, for each share of Company Common Stock issuable under such Purchase Right, an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the number of shares of Company Common Stock issuable to the holder of such Purchase Right had such Purchase Right been exercised immediately prior to the Effective Time and (ii) the amount by which the Merger Consideration exceeds the purchase price under such Purchase Right. Within five (5) days following the Effective Time, Parent shall cause the Company to return to participants their respective accumulated payroll contributions not applied to the purchase of Company Common Stock under the Company ESPP, if any. Parent agrees that from and after the Effective Time, Continuing Employees may participate in Parent’s employee stock purchase plan, if any, subject to the terms and conditions of such plan.

7.12 Employee Matters.

(a) On or before the Appointment Time and to the extent permissible under applicable Legal Requirements, the Company shall amend any and all 401(k) plans maintained by the Company or any of its Subsidiaries to eliminate all installment and annuity forms of payment, and no later than ten (10) calendar days after the Appointment Time, the Company shall provide affected participants with a summary of such amendment that satisfies the requirements of 29 CFR 2520.104b-3. The Company shall adopt resolutions to terminate any and all 401(k) plans maintained by the Company or any of its Subsidiaries, to be effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”). The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company and its Subsidiaries have been adopted by the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request. As soon as practicable following the 401(k) Termination Date, Parent shall permit all employees of the Company and its Subsidiaries who were eligible to participate in any 401(k) plan maintained by the Company or any of its Subsidiaries immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each Continuing Employee to elect to roll over his or her account balance from any terminated 401(k) plan maintained by the Company or any of its Subsidiaries, including any outstanding participant loans from such 401(k) plans, to Parent’s 401(k) plan.

From and after the Effective Time, Parent shall permit all Continuing Employees who become employees of Parent or any Subsidiary of Parent to participate in the benefit programs of Parent or the Subsidiary to the same extent as similarly situated employees of Parent or the Subsidiary. In the U.S., Continuing Employees shall be given credit for all service with the Company or its U.S. Subsidiaries solely for purposes of determining their rate of vacation accrual under Parent’s standard procedure, and for eligibility to participate in, and vesting of benefits under, Parent’s 401(k) plan. Notwithstanding the preceding sentence, a U.S. Continuing Employee shall be paid severance in the event of an involuntary termination (and not for cause) from Parent during a period beginning at the Effective Time and ending on the first (1st) anniversary of the Effective Time in an amount calculated under the Company’s severance policy and using such Continuing Employee’s most recent continuous period of service with the Company and Parent through date of termination; provided, however, that the rejection of an offer of employment from Parent at the same base salary shall not constitute an involuntary termination; provided, further, that this sentence shall in no way limit, restrict or otherwise affect the benefits payable to any individual under the terms of any written agreement with the Company or one of its Subsidiaries (A) in effect on the date hereof and. which has been disclosed in the Company Disclosure Schedule or (B) subsequently approved by Parent pursuant to Section 6.2(b). Parent shall provide Continuing Employees outside the U.S. no more than the minimum credit for service with the Company or its Subsidiaries required by applicable Legal Requirements. From and after the Effective Time, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Parent or its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employee in the U.S. credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made. Unused vacation days accrued by U.S. Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or the Surviving Corporation to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent determines are not administratively practicable to continue to honor.

(b) The Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company or any of its Subsidiaries, effective in each case immediately prior to the Effective Time. For the avoidance of doubt, no agreement or other arrangement between the Company and any individual shall be considered a “group” plan, program or arrangement for purposes of the preceding sentence. The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and reasonable approval of Parent).

(c) The Company will use its commercially reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to any employees of the Company or its Subsidiaries.

7.13 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Appointment Time between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Appointment Time (the “Indemnified Parties”) with respect to any action, suit or proceeding commenced within six (6) years following the Appointment Time arising out of facts or circumstances occurring or existing prior to the Appointment Time. In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Appointment Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Legal Requirements.

(b) For a period of six (6) years after the Appointment Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring (or allegedly occurring) at or prior to the Appointment Time, on terms and conditions no less favorable to the insured persons than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option:

(i) substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms and conditions no less favorable to the insured persons than the D&O Insurance that are with carriers with the same or better rating as the carrier of the D&O Insurance as of the date of this Agreement; or

(ii) request, at least ten (10) Business Days prior to the Appointment Time, that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time);

provided further, however, that in satisfying its obligations under this Section 7.13(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.13 of the Company Disclosure Schedule), provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Appointment Time, notwithstanding anything to the contrary set forth in this Agreement, Parent may purchase a “tail” prepaid policy on the D&O Insurance for a period of six (6) years from the Appointment Time on terms and conditions no less favorable to the insured persons than the D&O Insurance from carriers with the same or better rating as the carrier of the D&O Insurance as of the date of this Agreement. In the event that Parent shall purchase such a “tail” policy prior to the Appointment Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.13(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.13.

(d) The obligations under this Section 7.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.13(b) hereof (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.13(b) hereof (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.13(b) hereof (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.13(b) hereof (and their heirs and representatives)) under this Section 7.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(e) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 7.13 shall be joint and several.

(f) Neither Parent nor the Surviving Corporation shall settle any litigation or other suit, action or proceeding to which an Indemnified Party is a party on terms obligating it to breach its obligations under this Section 7.13. In addition, Parent and the Surviving Corporation shall consider whether any such settlement not involving the Indemnified Party would reasonably be expected to have a prejudicial effect on such Indemnified Party to continue to defend such litigation, suit, action or proceeding on his or its own behalf.

7.14 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. If approval of the Merger by the Company Stockholders is required by Delaware Law, the Requisite Stockholder Approval shall have been obtained.

(b) Purchase of Company Shares. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn.

(c) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to Appointment Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time, provided that the party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a) hereof) shall give notice of such termination to the other party or parties hereto, as the case may be:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on

Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in Annex A hereto having failed to be satisfied or (ii) in the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(c) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof and neither Merger Sub or Parent on Merger Sub’s behalf shall have accepted for payment any Company Shares pursuant to the Offer on or before October 31, 2006 (the “Initial Termination Date”); provided, however, that in the event a condition to the Offer set forth in clause (A) or clause (C)(8) of the first paragraph of Annex A hereto shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the Offer set forth on Annex A hereto shall have been satisfied on or prior to the Initial Termination Date, either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until March 31, 2007 following the date of commencement of the Offer (the “Extended Termination Date”); and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in Annex A hereto having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) in the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(d) by the Company:

(i) in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent Parent and Merger Sub from consummating the Offer in accordance with the terms hereof; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that

Parent or Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period); or

(ii) immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) the Company received such Superior Proposal other than as a result of a breach or violation of the terms of Section 7.1 hereof, (B) the Company has not breached or violated the terms of Section 7.1 or Section 7.2 hereof in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (C) subject to the terms of this Agreement, the Company Board has effected a Company Board Recommendation Change in response to such Superior Proposal and authorized the Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement), (D) the Company has notified Parent in writing that the Company intends to enter into such definitive agreement for such Superior Proposal, which notice shall include the most current version of such definitive agreement and the identity of the Person making such Superior Proposal, (E) Parent shall not have made, within the five (5) Business Day period contemplated by Section 7.2(b) hereof, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to the Company Stockholders as such Superior Proposal, (F) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee Amount payable pursuant to Section 9.4(b)(iii) hereof, and (G) immediately following the termination of this Agreement, the Company enters into such definitive agreement to effect such Superior Proposal; or

(e) by Parent:

(i) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in clauses (C)(1) or (C)(2) of Annex A hereto, respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e)(i) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(ii) in the event that a Triggering Event shall have occurred. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred:

(A) the Company shall have breached (or be deemed, pursuant to the terms thereof, to have breached) in any material respect the provisions of Section 7.1 or Section 7.2 hereof (for purposes of this clause (A), disregarding any qualifiers with respect to “materiality” set forth in Section 7.1 or Section 7.2 hereof);

(B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change;

(C) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents;

(D) the Company Board or any committee thereof shall have for any reason approved, or recommended that the Company Stockholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or

(E) an Acquisition Proposal (whether or not a Superior Proposal) shall have been published, sent or given to the Company Stockholders by a Person unaffiliated with Parent and, promptly (and in any event within ten (10) Business Days) following a request by Parent, the Company shall not have made or sent to the Company Stockholders (in Parent’s discretion), pursuant to Rule 14e-2 under the Exchange Act or otherwise, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that the Company Stockholders reject such Acquisition Proposal and not tender any Company Shares into such Acquisition Proposal if made in the form of a tender or exchange offer.

9.2 Termination Before or After Appointment Time and Prior to Effective Time. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Offer and the Merger) any law, statute, rule or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated hereby (including the Offer or the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) or (b) issued or granted any Order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Offer and the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger), and such Order has become final and non-appealable.

9.3 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.9 and Section 7.10 hereof, this Section 9.3, and Section 9.4 and Article X hereof, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 7.9 hereof), all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4 Fees and Expenses.

(a) General. Except as set forth in Section 9.4(b) hereof, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to One Hundred Seventy Million Dollars ($170,000,000) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that:

(A) (1) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(c) hereof or (2) this Agreement is terminated by Parent pursuant to Section 9.1(e)(i) hereof;

(B) following the execution and delivery of this Agreement and prior to the termination of this Agreement (in the case of any termination pursuant to Section 9.1(c) hereof) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination pursuant to Section 9.1(e)(i) hereof), a proposal for a Company Acquisition Transaction shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company; and

(C) within twelve (12) months following the termination of this Agreement, either a Company Acquisition Transaction (whether or not the Company Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a letter of intent or Contract providing for a Company Acquisition Transaction (whether or not the Company Acquisition Transaction referenced in the preceding clause (B)).

For purposes of this Section 9.4(b), the term “Company Acquisition Transaction” shall have the same meaning as the term “Acquisition Transaction” under this Agreement except that (i) all references to fifteen (15%) in the definition of “Acquisition Transaction” shall be deemed to be “a majority” for purposes of this definition of a “Company Acquisition Transaction” and (ii) the reference to “eighty five percent (85%)” in the definition of “Acquisition Transaction” shall be deemed to be “a majority” for purposes of this definition of a “Company Acquisition Transaction.”

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), prior and as a condition to the effectiveness of such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(e)(ii) hereof, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within one Business Day after demand by Parent.

(c) Enforcement. The Company acknowledges and hereby agrees that the provisions of Section 9.4(b) hereof are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, Parent would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to Section 9.4(b) hereof, and, in order to obtain such payment, Parent makes a claim against the Company (i) that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.4(b) hereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made, or (ii) that results in a judgment against Parent, Parent shall pay to the Company the reasonable costs and expenses of the Company (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit. Payment of the fees described in Section 9.4(b) hereof shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.

9.5 Amendment. Subject to applicable law and subject to the other provisions of this Agreement (including Section 2.3(c) hereof), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

9.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, provided however that the covenants that by their terms survive the Effective Time shall so survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, sent via telecopy (receipt confirmed), or sent via electronic mail (receipt confirmed) to the parties at the following addresses, telecopy numbers or electronic mail addresses (or at such other address, telecopy numbers or electronic mail addresses for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Telecopy No.: (650) 857-2012

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Larry W. Sonsini, Esq.

Telecopy No.: (650) 493-6811

E-Mail: lsonsini@wsgr.com

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler, Esq.

Telecopy No.: (415) 947-2099

E-Mail: mringler@wsgr.com

(b)	if to the Company, to:

Mercury Interactive Corporation

379 North Whisman Road

Mountain View, California 94043

Attention:	Chief Financial Officer
General Counsel

Telecopy No.: (650) 603-5300

with copies (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street, Suite 3300

San Francisco, CA 94105

Attention: Bruce Mann and Michael O’Bryan

Telecopy No.: (415) 268-7522

E-Mail: bmann@mofo.com and mobryan@mofo.com

10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 7.9 hereof) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

10.5 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 7.13 hereof, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

HEWLETT-PACKARD COMPANY

By:
Name:	Shane V. Robison
Title:	Executive Vice President and Chief Strategy and Technology Officer

MARS LANDING CORPORATION

By:
Name:	Charles N. Charnas
Title:	Treasurer and Assistant Secretary

MERCURY INTERACTIVE CORPORATION

By:
Name:	Anthony Zingale
Title:	President and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of July 25, 2006 (the “Agreement”) by and among Hewlett-Packard Company, a Delaware corporation (“Parent”), Mars Landing Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Mercury Interactive Corporation, a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any tendered Company Shares, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Company Shares, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.1(c) of the Agreement): (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated and any other material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by Parent shall not have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms reasonably satisfactory to Parent; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred:

(1) any of the representations and warranties of the Company set forth in the Agreement (i) shall not have been true and correct in all respects as of the date of the Agreement or (ii) shall not be true and correct in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct as has not had and would not be reasonably expected have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 2.2(a), Section 4.3, Section 4.4 and Section 4.8 of the Agreement, each of which individually shall have been true and correct in all material respects as of the date of the Agreement and shall be true and correct in all material respects on and as of the expiration date of the Offer, (B) for changes contemplated by the Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date except for any failure to be so true and correct as has not had and would not be reasonably expected have, individually or in the aggregate, a Company Material Adverse Effect); and provided further that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this clause (C)(1), (i) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the representation and warranty set forth in Section 4.10(a) of the Agreement shall not be disregarded pursuant to the terms of this proviso) and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded;

(2) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Agreement prior to the expiration of the Offer;

(3) there shall be instituted or pending immediately prior to the expiration date of the Offer any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Merger Sub, the Company or any Subsidiary of the Company (i) challenging the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Tender and Voting Agreements (including the voting provisions thereunder), (ii) seeking to impose material limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub (or Parent on Merger Sub’s behalf) unable, to accept for payment, pay for or purchase any or all of the Company Shares pursuant to the Offer and the Merger, (iii) seeking to prohibit or impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries, in any such case in a manner that would be reasonably expected to have a material adverse effect on the Company taken as a whole with its Subsidiaries or the Company and its Subsidiaries taken as a whole with Parent’s Software business segment, or to materially and adversely affect the benefits expected to be derived from the transactions contemplated by the Agreement, including the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of the Company Shares, including the right to vote the Company Shares purchased by it on all matters properly presented to the Company Stockholders or (v) which otherwise would be reasonably expected to have a Company Material Adverse Effect;

(4) any Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Agreement (including the Offer or the Merger) any law, statute, rule or regulation that is in effect immediately prior to the expiration date of the Offer and has the effect of making the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger), (ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect immediately prior to the expiration date of the Offer and has the effect of making any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) or (iii) taken any other action that, immediately prior to the expiration of the Offer, would be reasonably expected to have any of the consequences referred to in clauses (i) through (v), inclusive, of the immediately preceding paragraph (C)(3) of this Annex A;

(5) any Company Material Adverse Effect shall have occurred following the execution and delivery of the Agreement and be continuing;

(6) any Triggering Event shall have occurred;

(7) the Agreement shall have been terminated in accordance with its terms; or

(8) (x) the Company shall not have filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2005 (the “2005 Form 10-K”), and/or the 2005 Form 10-K, as so filed with the SEC, shall not comply as to form with the rules and regulations of the SEC applicable to annual reports on Form 10-K (including as a result of the absence of the financial statements required to be filed therewith) or (y) the 2005 Form 10-K shall fail to include: (1) an opinion of the Company’s independent auditors relating to the financial statements of the Company for its fiscal years ended December 31, 2003, 2004 and 2005 included in the 2005 Form 10-K, which is not qualified because of a limitation on the scope of the audit and does not contain qualifications relating to the acceptability of accounting principles used or the completeness of disclosures made or with respect to “going concern”; (2) an opinion of the Company’s independent auditors in respect of the Company’s internal control over financial reporting at December 31, 2005; (3) the management certifications required by sections 906 and 302 of the Sarbanes-Oxley Act; and (4) the management assessments required by section 404 of the Sarbanes-Oxley Act.

and which in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to such condition, makes it inadvisable, in the good faith judgment of Parent or Merger Sub, to proceed with the Offer and/or with such acceptance for payment of, or payment for, Company Shares.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

* * * * *